EXHIBIT 3.1

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
IONATRON, INC.
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Adopted in accordance with the provisions of Section 242
of the General Corporation Law of the State of Delaware
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THE UNDERSIGNED, being a duly authorized officer of Ionatron, Inc., a corporation existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

1. That the Certificate of Incorporation of the Corporation has been amended as follows by striking out the first sentence of Article FOURTH as it now exists and inserting in lieu and instead thereof a new first sentence of Article FOURTH reading as follows:

“The total number of shares of capital stock which the Corporation shall have authority to issue is One Hundred Two Million (102,000,000), consisting of One Hundred Million (100,000,000) shares of Common Stock, par value $.001 per share (“Common Stock”), and Two Million (2,000,000) shares of Preferred Stock, par value $.001 per share (“Preferred Stock”).”

2. That such amendment has been duly adopted in accordance with the provisions of the General Corporation Law of the State of Delaware by the affirmative vote of the holders of a majority of the stock entitled to vote at a meeting of the stockholders.

Dated June 21, 2006

Ionatron, Inc,

	By:	/s/ Thomas C. Dearmin
Name: Thomas C. Dearmin
Title: President